                                 Exhibit (a)(3)

                          SORRENTO NETWORKS CORPORATION
                    FORM OF CONFIRMATION TO OFFEREES ELECTING
                     TO PARTICIPATE IN THE OFFER TO EXCHANGE


To:      Offeree

This message confirms that on May , 2002, Sorrento Networks Corporation cancelled options to purchase ______ shares, which you submitted for exchange under your Letter of Transmittal (Election to Participate). Sorrento Networks Corporation will grant you a new option to purchase ______ shares, with the terms and conditions described in the Offer to Exchange, during our fourth fiscal quarter but not prior to November 15, 2002 subject to your continued employment with Sorrento Networks Corporation or one of its subsidiaries and the other terms set forth in the Offer to Exchange.

If you have any questions about this message, please contact Tom McLain at Sorrento Networks Corporation by telephone at (310) 581-4030.
Thank you.


                                       42